Exhibit 99.1

Albireo Reports Q1 2022 Financial Results and Business Update

–	Positive BylvayTM (odevixibat) global commercial launch in U.S., Germany and United Kingdom with Q1 2022 product revenue, net $4.7 million

–	Phase 3 ASSERT study in Alagille syndrome fully enrolled, patient numbers above original target and on track for topline data readout in 2022

–	Phase 3 BOLD study in biliary atresia on track for full enrollment in 2022

–	A3907 and A2342 on track for Phase 2 and Phase 1 study starts this year

–	Company to host a conference call and webcast today at 4:30 p.m. ET

BOSTON — May 16, 2022 — Albireo Pharma, Inc. (Nasdaq: ALBO), a rare liver disease company developing novel bile acid modulators, today provided a business update and reported financial results for the quarter ended March 31, 2022.

“The global launch of Bylvay continues to go as planned as we generated excellent quarter over quarter growth of patients on Bylvay, mirroring the outstanding reception from HCPs and payers,” said Ron Cooper, President and Chief Executive Officer of Albireo. “In the upcoming months, we anticipate European launches as we work with country agencies on pricing and reimbursement, while looking ahead to a major Phase 3 readout of the ASSERT study in Alagille syndrome with the goal of making Bylvay available as quickly as possible to more cholestatic liver patients and families around the globe.”

Q1 and Upcoming Highlights

●	Commercial launch of Bylvay is tracking to global launch expectations. The global number of reimbursed patients on commercial drug grew from 53 at the end of 2021 to 87 at the end of Q1 2022, a 64% quarter-on-quarter growth. Bylvay product revenue, net was $4.7 million including product revenue, net of $2.8 million from the United States and $1.9 million from International markets.

●	Bylvay is currently available in the U.S. and Germany and is expected to become available for sale in the UK in the coming week. There are ~110 potential rollover patients on Bylvay as of the end of Q1 2022. The majority are in ex-U.S. countries which are expected to transfer to reimbursed commercial drug upon completion of country price listings.

o	Dossiers submitted in 12 European countries for pricing and reimbursement.

o	On February 22, 2022, National Institute for Health and Care Excellence (NICE) issued guidance that recommended Bylvay for the treatment of all types of progressive familial intrahepatic cholestasis (PFIC) in people aged six months and older.

o	U.S. payer coverage is strong across commercial plans, including Anthem, Aetna, Cigna and United Healthcare.

●	The Phase 3 ASSERT study in Alagille syndrome (ALGS) is fully enrolled as planned and remains on track to report topline data by the end of 2022. ASSERT is a gold standard, prospective intervention trial with 35 sites across North America, Europe, Middle East and Asia Pacific. The double-blind, randomized, placebo-controlled trial is designed to evaluate the safety and efficacy of 120 µg/kg/day Bylvay (odevixibat) for 24 weeks in relieving pruritus in patients with ALGS. Secondary endpoints will measure serum bile acid levels and safety and tolerability. The trial enrolled patients aged 0 to 17 years of age with a genetically confirmed diagnosis of ALGS.

●	Albireo opened an Expanded Access Program (EAP) for patients with ALGS, which is available in the U.S. and Europe, to provide access to Bylvay for patients suffering from ALGS prior to the product’s planned approval and reimbursement.

●	The Phase 3 BOLD study is the first and only Phase 3 study of an ileal bile acid transporter (IBAT) inhibitor in biliary atresia with clinical trial sites spanning the U.S., Europe, Latin American and China. The study remains on track for topline data in 2024. Biliary atresia is the most common pediatric cholestatic liver disease with no approved drug treatment.

●	The Company had 18 abstracts accepted at upcoming medical congresses, including at The Professional Society for Health Economics and Outcomes Research (ISPOR), Digestive Disease Week (DDW), The International Liver CongressTM (EASL) and European Society for Paediatric Gastroenterology, Hepatology and Nutrition (ESPGHAN). All meetings are to be held in the second quarter of 2022 with virtual and in-person healthcare professional (HCP) attendance at scientific sessions and company booths.

o	ISPOR will be held May 14-18 in Washington, D.C. with data being presented on correlations between Patient- and Caregiver-Reported Pruritus from PEDFIC 1.

o	DDW to be held May 21-24 in San Diego, CA will highlight data on long-term treatment with Bylvay improving sleep parameters; sustained improvements in cholestasis-related parameters in responders, correlations in serum bile acid reductions, pruritus and sleep disturbances; as well as efficacy and safety of Bylvay in PFIC patients with prior partial external biliary diversion (PEBD).

Pipeline: Next Generation Bile Acid Modulators

●	In a preclinical complete bile duct ligation model of obstructive cholestasis resulting in very high serum bile acid levels, treatment with A3907 significantly increased urinary bile acid excretion and reduced serum bile acid levels. A3907 is the first and only oral systemic apical sodium-dependent bile acid transporter (ASBT) inhibitor in clinical development. The Company plans to initiate a Phase 2 study in adult liver disease by the end of 2022.

●	A2342 is the first oral sodium-taurocholate co-transporting peptide (NTCP) inhibitor in development for hepatitis B and D. The Company completed IND-enabling rodent toxicology studies, with no findings of concern at doses providing wide margins for the expected therapeutic dose. Non-rodent IND-enabling toxicology studies are due to read out at the end of Q2 2022. The Company plans to initiate a Phase 1 first-in-human study by the end of 2022.

Corporate

●	The Company plans to present at several upcoming investor conferences, including the H.C. Wainwright 24th Annual Global Investment Conference, William Blair 42nd Annual Growth Stock Conference and Jefferies Global Healthcare Conference.

●	Bylvay method of use patent term extension was granted in a number of countries including Italy, which provides exclusivity into 2036 in Europe.

First Quarter 2022 Financial Results

●	Product revenue, net was $4.7 million for the first quarter of 2022 due to Bylvay global sales. Bylvay was approved during the third quarter of 2021, therefore there was no product revenue for the first quarter of 2021.

●	Royalty revenue was $2.2 million for the first quarter of 2022, compared with $2.0 million for the first quarter of 2021, an increase of $0.2 million. The increase relates to higher estimated royalty revenue which is passed on to HealthCare Royalty Partners.

●	Cost of product revenue was $0.2 million for the first quarter of 2022. Following approval of Bylvay, certain manufacturing and quality headcount costs are now included in cost of product revenue. There were no material costs, as materials related to current product sold were expensed prior to approval. Bylvay was approved during the third quarter of 2021, therefore there was no cost of product revenue for the first quarter of 2021.

●	R&D expenses were $21.9 million for the first quarter of 2022 compared with $19.9 million for the first quarter of 2021, an increase of $2.0 million. The increase in R&D expenses for the first quarter of 2022 was principally due to expenses related to clinical and preclinical program activities, personnel expenses including stock-based compensation and other costs as we continue to increase our headcount and program activities. The increase in program activities related to ongoing preclinical trials as well as the Phase 1 study for A3907 and were partially offset by a decrease in Bylvay PFIC expenses related to the completion of the PEDFIC 1 study.

●	Selling, general and administrative expenses were $16.9 million for the first quarter of 2022 compared with $15.3 million for the first quarter of 2021, an increase of $1.6 million. The increase is attributable to personnel and related expenses as we continue to increase our headcount, and commercialization activities related to Bylvay including our sales force and support for global expansion efforts.

●	Net loss for the first quarter of 2022 was $42.4 million, or $(2.19) per share, compared to $43.7 million, or $(2.29) per share for the first quarter of 2021.

●	The Company had cash and cash equivalents of $216.7 million as of March 31, 2022, versus $248.1 million as of December 31, 2021. The Company expects to have sufficient cash into 2024 based on current revenue and expense projections. Bylvay 2022 sales are expected to be a minimum of $30 million.

Conference Call

Albireo will host a conference call and webcast today, May 16 at 4:30 p.m. ET. To access the live conference call by phone, dial 877-407-0792 (domestic) or 201-689-8263 (international), and provide the access code 13729296. A live audio webcast will be accessible from the Investors page at ir.albireopharma.com/. To ensure a timely connection to the webcast, it is recommended that participants register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will be available for replay on the Events & Presentations section of the Investors page of Albireo’s website for 3 months following the event.

About Bylvay (odevixibat)

Bylvay is the first drug approved in the U.S. for the treatment of pruritus in patients 3 months of age and older in all types of progressive familial intrahepatic cholestasis (PFIC). Limitation of Use: Bylvay may not be effective in PFIC type 2 patients with ABCB11 variants resulting in non-functional or complete absence of bile salt export pump protein (BSEP-3). The European Commission (EC) and UK Medicines and Healthcare Products Regulatory Agency (MHRA) have also granted marketing authorization of Bylvay for the treatment of PFIC in patients aged 6 months or older. Bylvay is available in Germany and the UK and will be available for sale in other European countries following pricing and reimbursement approval. A potent, once-daily, non-systemic ileal bile acid transport inhibitor, Bylvay acts locally in the small intestine. Bylvay can be taken as a capsule for patients that are able to swallow capsules, or opened and sprinkled onto food, which is a factor of key importance for adherence in a pediatric patient population. The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency. The medicine can only be obtained with a prescription. For more information about using Bylvay, see the package leaflet or contact your doctor or pharmacist. For full prescribing information, visit www.bylvay.com.

In the U.S. and Europe, Bylvay has orphan exclusivity for its approved PFIC indications, and orphan designations for the treatment of ALGS, biliary atresia and primary biliary cholangitis. Bylvay is being evaluated in the ongoing PEDFIC 2 open-label trial in patients with PFIC, in the BOLD Phase 3 study for patients with biliary atresia and the ASSERT Phase 3 study for ALGS.

Important Safety Information

●	The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency.

●	Liver Test Abnormalities: Patients should obtain baseline liver tests and monitor during treatment. Dose reduction or treatment interruption may be required if abnormalities occur. For persistent or recurrent liver test abnormalities, consider treatment discontinuation.

●	Diarrhea: Treat dehydration. Treatment interruption or discontinuation may be required for persistent diarrhea.

●	Fat-Soluble Vitamin (FSV) Deficiency: Patient should obtain baseline vitamin levels and monitor during treatment. Supplement if deficiency is observed. If FSV deficiency persists or worsens despite FSV supplementation, discontinue treatment.

About ASSERT

ASSERT is a gold standard, prospective intervention trial with 35 sites across North America, Europe, Middle East and Asia Pacific. The double-blind, randomized, placebo-controlled trial is designed to evaluate the safety and efficacy of 120 µg /kg/day Bylvay (odevixibat) for 24 weeks in relieving pruritus in patients with ALGS. Secondary endpoints will measure serum bile acid levels and safety and tolerability. The trial enrolled patients aged 0 to 17 years of age with a genetically confirmed diagnosis of ALGS. The primary efficacy endpoint is a change from baseline in scratching to Month 6 (Weeks 21 to 24) as measured by the Albireo ObsRO caregiver instrument. The key secondary efficacy endpoint is a change in serum bile acid levels from baseline to the average of Week 20 and Week 24.

After completing the ASSERT trial, study participants have the option to enroll in an extension study to continue receiving access to Bylvay while it advances along the regulatory pathway. An EAP program is also available to provide eligible patients with ALGS with access to Bylvay (odevixibat) prior to the product’s approval and reimbursement, subject to authorization by the relevant competent authority. Learn more about Albireo’s commitment to access at www.albireopharma.com/responsibility/access/.

EAP for ALGS

Albireo has partnered with Tanner Pharma Group for the ALGS EAP. Eligible patients with ALGS, that are not in screening in the ASSERT study, may receive Bylvay on a free-of-charge (FOC) basis, subject to authorization by the relevant country competent authority, and meeting of Albireo’s eligibility criteria. If you are a physician who would like to request ALGS EAP access for your patient, please send your enquiry to Tanner using odevixibat@tannerpharma.com, and you will receive a response within one working day with further information.

About Albireo

Albireo Pharma is a rare disease company focused on the development of novel bile acid modulators to treat rare pediatric and adult liver diseases. Albireo’s lead product, Bylvay, was approved by the U.S. FDA as the first drug for the treatment of pruritus in all types of progressive familial intrahepatic cholestasis (PFIC), and it is also being developed to treat other rare pediatric cholestatic liver diseases with Phase 3 trials in Alagille syndrome (ALGS) and biliary atresia, as well as Open-label Extension (OLE) studies for PFIC and ALGS. In Europe, Bylvay has been approved for the treatment of PFIC with pricing listing in Germany and guidance from the National Institute for Health and Care Excellence (NICE) recommending Bylvay for use in the National Health Service in England, Wales and Northern Ireland. The Company has also completed a Phase 1 clinical trial for A3907 to advance development in adult cholestatic liver disease, with IND-enabling studies progressing with A2342 for viral and cholestatic liver disease. Albireo was spun out from AstraZeneca in 2008 and is headquartered in Boston, Massachusetts, with its key operating subsidiary in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: Albireo’s commercialization plans; the plans for, or progress, scope, cost, initiation, duration, enrollment, results or timing for availability of results of, development of Bylvay, A3907, A2342 or any other Albireo product candidate or program; the PEDFIC 2 open-label trial in patients with PFIC; the pivotal trial for Bylvay in biliary atresia (BOLD); the pivotal trial for Bylvay in Alagille syndrome (ASSERT); the Phase 2 study for A3907 the IND-enabling or clinical studies for A2342; the target indication(s) for development or approval; the timing for initiation or completion of or availability or reporting of results from any clinical trial, including the long-term open-label extension study for Bylvay in PFIC, the BOLD and ASSERT trials, the Phase 2 study for A3907, and the IND-enabling and clinical studies for A2342; the impact of the Expanded Access Program; expectations that biliary atresia is the most common pediatric cholestatic liver disease with no approved drug treatment; potential regulatory approval and plans for potential commercialization of Bylvay in additional countries; the potential benefits or competitive position of Bylvay or any other Albireo product candidate or program or the commercial opportunity in any target indication; future price listings and reimbursement approvals of Bylvay; the length of time for which Albireo’s cash resources are expected to be sufficient; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” or the negative of these terms or other similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: there are no guarantees that Bylvay will be commercially successful; we may encounter issues, delays or other challenges in commercializing Bylvay; whether Bylvay receives adequate reimbursement from third-party payors; the degree to which Bylvay receives acceptance from patients and physicians for its approved indication; challenges associated with execution of our sales activities, which in each case could limit the potential of our product; challenges associated with supply and distribution activities, which in each case could limit our sales and the availability of our product; results achieved in Bylvay in the treatment of patients with PFIC may be different than observed in clinical trials, and may vary among patients; potential negative impacts of the COVID-19 pandemic, including on manufacturing, supply, conduct or initiation of clinical trials, or other aspects of our business; whether favorable findings from clinical trials of Bylvay to date, including findings in indications other than PFIC, will be predictive of results from other clinical trials of Bylvay; there is no guarantee that Bylvay will be approved in jurisdictions or for indications beyond the jurisdictions in which or indications for which Bylvay is currently approved; there is no guarantee that our other products candidates will be approved; estimates of the addressable patient population for target indications may prove to be incorrect; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of Bylvay, including BOLD and ASSERT and the Phase 2 clinical trial of A3907, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or Europe; delays or other challenges in the recruitment of patients for, or the conduct of, the Company’s clinical trials; and the Company’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement except as required by applicable law.

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Media Contact:
Colleen Alabiso, 857-356-3905, colleen.alabiso@albireopharma.com

Lance Buckley, 917-439-2241, lbuckley@lippetaylor.com

Investor Contact:
Hans Vitzthum, LifeSci Advisors, LLC., 617-430-7578

Albireo Pharma, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$216,655	$248,107
Accounts receivable, net	1,275	3,272
Inventory	1,821	194
Prepaid expenses	6,486	5,261
Other current assets	2,490	12,096
Total current assets	228,727	268,930
Property and equipment, net	837	668
Goodwill	17,260	17,260
Other assets	14,437	15,193
Total assets	$261,261	$302,051
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,369	$6,516
Accrued expenses	21,103	35,951
Other current liabilities	4,035	2,880
Total current liabilities	31,507	45,347
Liability related to sale of future royalties	60,899	60,132
Note payable, net of discount	10,080	10,004
Other long-term liabilities	10,589	10,960
Total liabilities	113,075	126,443
Stockholders’ Equity:
Preferred stock, $0.01 par value per share — 50,000,000 shares authorized at March 31, 2022 and December 31, 2021; 0 and 0 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.01 par value per share — 60,000,000 shares authorized at March 31, 2022 and December 31, 2021; 19,527,920 and 19,520,160 shares issued and outstanding at March 31, 2022, respectively, and 19,304,312 and 19,296,552 shares issued and outstanding at December 31, 2021, respectively	195	193
Additional paid-in capital	483,276	475,390
Accumulated other comprehensive income	8,229	1,105
Accumulated deficit	(343,284)	(300,850)
Treasury stock at cost, 7,760 shares at March 31, 2022 and December 31 2021, respectively	(230)	(230)
Total stockholders’ equity	148,186	175,608
Total liabilities and stockholders’ equity	$261,261	$302,051

Albireo Pharma, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
Product revenue, net	$4,656	$—
Royalty revenue	2,176	1,966
Total revenue	6,832	1,966
Cost and operating expenses:
Cost of product revenue	234	—
Research and development	21,903	19,943
Selling, general and administrative	16,855	15,273
Other operating expense, net	7,398	6,528
Total cost and operating expenses	46,390	41,744
Operating loss	(39,558)	(39,778)
Other loss:
Interest expense, net	(2,876)	(3,955)
Net loss	$(42,434)	$(43,733)
Net loss per share attributable to holders of common stock:
Net loss per common share - basic and diluted	$(2.19)	$(2.29)
Weighted-average common shares used to compute basic and diluted net loss per common share	19,379,586	19,131,557